Exhibit 99.1

LiveDeal Announces Management Transition and Additions

Las Vegas Nevada, Jan. 20, 2009 -- LiveDeal, Inc. (NASDAQ: LIVE), which combines classifieds, Internet Yellow Pages directory and best of breed local customer acquisition services for small businesses announced that it has named Rajeev Seshadri as Chief Financial Officer, replacing Gary Perschbacher.   Perschbacher, who has served the company as CFO for the past two years, has decided to remain in Phoenix, near the company’s former headquarters, to pursue other opportunities.

The company also announced that John Raven has resigned as LiveDeal’s President and Chief Operating Officer, effective February 15, 2009.

In addition, the company has added new Vice Presidents of Product, Marketing, and a Director in Search Engine Marketing.

All of these management changes come as part of LiveDeal’s emerging strategy to deliver the most effective suite of Internet customer acquisition services to small businesses.

“The Board and I thank Gary for working so hard for the company and delivering an enormous amount of value to LiveDeal during his tenure,” said Mike Edelhart, Chief Executive Officer of LiveDeal, Inc.  “Since Gary joined the company, we have made many improvements in the finance area of the business including corporate governance and fiscal management.”

“John Raven has been a stalwart at LiveDeal through many changes.  He has been invaluable helping me and all the other new managers get up to speed on the company’s history and operations.  He led the Company’s operations through several perilous straits.  The Board and I wish John the best in his future pursuits.”

Rajeev Seshadri was born and raised in India.  Seshadri received his Bachelor’s Degree in Engineering from I.I.T. in India, in 1972, and then later attended the University of Michigan where he received his MBA in 1983, majoring in Finance and Strategic Marketing.  Since his start as a Research Analyst at K.A. Knapp, he has been a Chief Executive Officer and Chief Financial Officer of several private companies in the Internet and technology spaces.  He brings a wealth of experience to LiveDeal, Inc.

LiveDeal’s new VP of Product Management is Yishay Yovel, who joined the company in October 2008.  Yovel brings to LiveDeal over 10 years of experience in Internet and enterprise software product management.  Yovel has recently led product strategy at Olive Software, a leader in the digital publishing and archiving space.  Prior to Olive, he led product management for Illuminator (now a part of EMC), mobile Internet pioneer BackWeb Technologies and New Dimension Software (now a part of BMC Software).  In all of these cases, Yovel has been instrumental in defining customer-focused, innovative and successful software products.

Pamela Sziebert, who joined LiveDeal in November 2008, is the new VP of Marketing.  Sziebert brings twelve years experience in senior level marketing, strategic and operational management to LiveDeal.   She has built and led marketing and operational teams in the development and execution of marketing plans to meet revenue goals specifically in the online marketing, advertising, ecommerce and technology spaces.   Sziebert recently led operations at PartnerWeekly, a niche-affiliate network in addition to leading marketing at Key3Media, SeeBeyond and Fujitsu PC.  At PartnerWeekly, Sziebert worked in a small-business oriented Internet environment that gave her direct experience that applies to LiveDeal’s emerging businesses.

Dean Heistad, LiveDeal’s new VP of Technology Strategy, joined the Company January 5, 2009. Dean has held technology leadership positions at Time Warner, where he helped launch the Business 2.0 magazine, and Infoseek.  In addition, he has been instrumental in leading technology revamps at AARP, Ology, Inc., Fortune.com and AOL.   Heistad brings extensive media, online and offline advertising experience to LiveDeal.  His “out-of-the-box“ solutions strategies directly impact LiveDeal’s ability to deliver an innovative suite of Internet customer acquisition services.

Ruben Atchison has been added as Director of Search Engine Marketing.  He joined LiveDeal in December 2008.  For the past two years Atchison has been the Senior Search Engine Marketing Manager for MySpace, Fox Interactive, American Idol and the other Internet properties owned by Rupert Murdoch. Prior to that, he handled search marketing for hundreds of small business customers at Precision Play Media.  Since efficiency at search marketing is a key element of our strategy, Atchison’s role on the team will be critical and he is a superbly well qualified addition.

“We are excited to add key team members with the depth of experience that they bring,” said Edelhart.  “We believe that we now have the core members of our team in place with the relevant experience in sales, product and marketing to lead our company through the transition to a stronger business position we have mapped out for 2009 and beyond.”

About LiveDeal, Inc.

LiveDeal, Inc. delivers best of breed local customer acquisition services for small and medium-sized businesses combined with a classified and Internet Yellow Pages directory platform technology to deliver an affordable way for businesses to extend their marketing reach to local, relevant customers via the Internet.  Through its online property, www.livedeal.com, LiveDeal delivers local search engine marketing (SEM) through its LiveAdvisor™ and LiveClicks™ products that combine best-of-breed technology with a strong partnership model and an inside sales team to create an efficient platform local businesses need to create and optimize their Internet search advertising campaigns.  Livedeal partners with Google, Yahoo!, MSN, ASK, Miva, Looksmart, Superpages.com and others. LiveDeal, Inc. is headquartered in Las Vegas, Nevada.  For more information, please visit www.livedeal.com.

Forward-Looking and Cautionary Statements

This press release may include statements that constitute "forward-looking statements," which are often characterized by the terms "may," "believes," "projects," "expects," or "anticipates," and do not reflect historical facts. Forward-looking statements involve risks, uncertainties and other factors that may cause actual results, performance or achievements of LiveDeal, Inc. and its subsidiaries to be materially different from those expressed or implied by such forward-looking statements.

Factors that may affect forward-looking statements and the Company's business generally include but are not limited to (i) the risk factors and cautionary statements made in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2008; (ii) other factors or statements described in the Company's other filings with the Securities and Exchange Commission; and (iii) other factors that LiveDeal, Inc. is currently unable to identify or quantify, but may exist in the future.

Forward-looking statements speak only as of the date the statement was made. LiveDeal, Inc. does not undertake and specifically declines any obligation to update any forward-looking statements.

SOURCE: LiveDeal, Inc.

LiveDeal.Inc.

PamelaSziebert
(408) 855-9988 x118
irinfo@livedeal.com